As filed with the Securities and Exchange Commission on November 30, 2015

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter and translation of registrant’s name into English)

Israel	5 Basel Street P.O. Box 3190 Petach Tikva 4951033 Israel 972-3-926-7267	N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
(Address and telephone number of registrant’s principal executive offices)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: Deborah Griffin

(215) 591-3000

(Name, address and telephone number of agent for service)

with copies to:

Jeffrey S. Hochman, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)
Ordinary Shares (3)				$0
Mandatory Convertible Preferred Shares (4)				$0

(1)	These offered securities may be sold separately, together or as units with other offered securities. An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all of the registration fee.
(3)	Such ordinary shares may be represented by American Depositary Shares. Such American Depositary Shares are or will be registered on a separately filed registration statement on Form F-6. Each American Depositary Share represents one ordinary share.
(4)	Also includes such currently indeterminate number of American Depositary Shares as may be issued upon conversion of such Mandatory Convertible Preferred Shares. Such American Depositary Shares are or will be registered on a separately filed registration statement on Form F-6. Each American Depositary Share represents one ordinary share.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, and Mandatory Convertible Preferred Shares

We may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share; and

•	Mandatory Convertible Preferred Shares.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “TEVA.” Unless the applicable prospectus supplement states otherwise, the Mandatory Convertible Preferred Shares will not be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and the documents we incorporate by reference. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva has filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, Teva may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively.

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TEVA PHARMACEUTICAL INDUSTRIES LIMITED

General

We are a global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic medicines and a focused portfolio of specialty medicines. We operate in pharmaceutical markets worldwide, with major operations in the United States, Europe and other markets. As the world’s leading generic medicines company with a strong specialty medicines portfolio, we are strategically positioned to benefit from ongoing changes in the global healthcare environment.

We seek to address unmet patient needs while capitalizing on evolving market, economic and legislative dynamics in global healthcare. These dynamics include the aging population, increased spending on pharmaceuticals in emerging markets, economic pressure on governments and private payors to provide accessible healthcare solutions, legislative and regulatory reforms, an increase in patient awareness and the growing importance of over-the-counter (“OTC”) medicines.

We believe that our dedicated leadership and employees, world-leading generics expertise and portfolio, focused specialty portfolio, OTC joint venture with The Procter & Gamble Company, active pharmaceutical ingredient production capability, integrated R&D capabilities and global infrastructure and scale position us to take advantage of opportunities created by these dynamics.

Segments

We operate our business in two segments:

•

Generic medicines, which include chemical and therapeutic equivalents of originator medicines in a variety of dosage forms, including tablets, capsules, injectables, inhalants, liquids, ointments and creams. We are the leading generic drug company in the United States and Europe, and we have a significant or growing presence in our Rest of the World markets. We are also one of the world’s leading manufacturers of active pharmaceutical ingredients.

•

Specialty medicines, which include several franchises, most significantly our core therapeutic areas of central nervous system medicines such as Copaxone ®, Azilect ® and Nuvigil ® and of respiratory medicines such as ProAir ® HFA and QVAR ®. Our specialty medicines segment includes other therapeutic areas, such as oncology, women’s health and selected other areas.

In addition to these two segments, we have other activities, primarily PGT Healthcare, our OTC joint venture with The Procter & Gamble Company.

Actavis Generics Acquisition

On July 26, 2015, we entered into a definitive agreement with Allergan plc to acquire its worldwide generic pharmaceuticals business and certain other assets, which we refer to as “Actavis Generics.” We will pay total consideration consisting of $33.75 billion in cash and approximately 100 million Teva shares, which represented $6.75 billion in value, based on the previously-agreed price of approximately $67.30 per share. Closing of the transaction is subject to certain conditions, including relevant regulatory approvals. Subject to satisfaction of the closing conditions, we expect the acquisition to close in the first quarter of 2016. Following consummation of the acquisition, our generics segment is expected to make up a much larger percentage of our revenues. Further information about the Actavis Generics acquisition, including a copy of the Master Purchase Agreement, is contained in a Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on July 28, 2015.

The special purpose combined financial statements and other information relating to Actavis Generics are included in a Report of Foreign Private Issuer on Form 6-K filed by us with the SEC on November 30, 2015.

We expect to finance the $33.75 billion cash consideration for the Actavis Generics acquisition, together with related fees and expenses, through a combination of new equity (including the issuance and sale of ADSs and Mandatory Convertible Preferred Shares) and various debt financings.

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 4951033, Israel, and our telephone number is +972-3-926-7267.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors set forth in Part I, Item 3 in our Annual Report on Form 20-F for our most recent fiscal year, as updated by our Reports of Foreign Private Issuer on Form 6-K and other filings we make from time to time with the SEC, as incorporated by reference in this prospectus. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

The disclosure and analysis in this prospectus, including statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the anticipated results of acquisitions, including our pending Actavis Generics and Rimsa acquisitions;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	costs, cost savings and other results of our restructuring program;

•	anticipated results of litigation and regulatory proceedings;

•	our projected revenues, market share, expenses, net income margins, profitability and capital expenditures; and

•	our liquidity.

The forward-looking statements contained or incorporated by reference herein involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results, include, in addition to others not described in this prospectus, those referenced under “Risk Factors” above. These are factors that we think could cause our actual results to differ materially from our expected results.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. See “Risk Factors” above. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Nine months ended September 30, 2015	Year ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	7.7	11.8	4.7	5.7	12.5	16.5

Teva did not have any issued and outstanding preferred shares for the relevant periods.

PRICE RANGE OF ADSs AND ORDINARY SHARES

Teva Ordinary Shares

Teva’s ordinary shares have been listed on the Tel Aviv Stock Exchange (“TASE”) since 1951. As of September 30, 2015, Teva had 961,215,717 ordinary shares outstanding, including ordinary shares underlying our outstanding American Depositary Shares (“ADSs”).

The table below sets forth in New Israeli Shekels (“NIS”) the high and low intraday sale prices of the ordinary shares on the TASE during the periods indicated, as reported by the TASE.

Period	High	Low
Last six months:
November 2015 (through November 29)	246.90	240.70
October 2015	247.10	214.70
September 2015	258.20	217.60
August 2015	270.70	234.40
July 2015	274.58	221.63
June 2015	238.05	219.14
May 2015	241.37	225.83
Last eight quarters:
Q4 2015 (through November 29)	246.90	213.46
Q3 2015	274.58	217.60
Q2 2015	264.62	219.14
Q1 2015	252.85	213.94
Q4 2014	230.90	187.00
Q3 2014	199.50	175.80
Q2 2014	187.30	168.60
Q1 2014	181.30	138.70
Q4 2013	146.80	128.00
Last five years:
2015 (through November 29)	272.99	212.70
2014	230.90	138.70
2013	152.30	128.00
2012	174.30	137.10
2011	205.90	129.80
2010	242.70	176.90

On November 29, 2015, the last reported sale price of the ordinary shares on the TASE was NIS 244.80.

Teva ADSs

Teva’s ADSs, which have been traded in the U.S. since 1982, were listed and admitted to trading on the Nasdaq National Market in October 1987 and were subsequently traded on the Nasdaq Global Select Market. On May 30, 2012, Teva transferred the listing of its ADSs to the New York Stock Exchange. The ADSs are quoted under the symbol “TEVA.” JPMorgan Chase Bank, N.A. serves as depositary for the ADSs. As of September 30, 2015, Teva had 728,985,006 ADSs outstanding. Each ADS represents one ordinary share; accordingly, the number of the outstanding ADSs is included in the number of outstanding ordinary shares. For a more detailed description of Teva ADSs, see “Description of Teva American Depositary Shares.”

The following table sets forth information regarding the high and low intraday prices of an ADS on the NYSE or NASDAQ, as applicable, for the periods specified in U.S. dollars.

Period	High	Low
Last six months:
November 2015 (through November 27)	63.59	57.41
October 2015	63.83	54.60
September 2015	65.59	54.17
August 2015	71.33	63.25
July 2015	71.96	59.11
June 2015	62.00	58.18
May 2015	62.14	59.13
Last eight quarters:
Q4 2015 (through November 27)	63.59	57.41
Q3 2015	71.96	54.17
Q2 2015	68.03	58.18
Q1 2015	63.41	53.63
Q4 2014	58.95	47.36
Q3 2014	55.70	50.39
Q2 2014	54.70	48.35
Q1 2014	52.94	39.80
Q4 2013	41.74	36.26
Last five years:
2015 (through November 27)	71.53	53.32
2014	58.95	39.80
2013	41.74	32.26
2012	46.65	36.63
2011	57.08	35.00
2010	64.95	46.99

On November 27, 2015, the last reported sale price for the ADSs on NYSE was $63.47.

Various other stock exchanges quote derivatives and options on our ADSs under the symbol “TEVA.”

Dividends

We have paid dividends on a regular quarterly basis since 1986. Teva’s dividend policy is regularly reviewed by Teva’s board of directors based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. Our ability to pay cash dividends may be restricted by the Israeli Companies Law (the “Companies Law”) and the regulations promulgated thereunder and instruments governing our debt obligations. Prior to April 2015, dividends were declared and paid in New Israeli Shekels and the amounts of such dividends have been converted into U.S. dollars. Since April 2015, dividends have been declared and paid in U.S dollars.

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of up to 25%, unless the shareholder is or was a substantial shareholder as defined under Israeli law. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In our case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes.

	2015		2014	2013	2012	2011
	In cents per share
1st interim	34.0		34.7	32.0	26.3	23.2
2nd interim	34.0		35.3	32.2	25.0	23.5
3rd interim	34.0	(1)	32.1	32.6	25.7	21.9
4th interim	N/A		33.8	34.3	31.1	26.8

(1)	Payment expected to take place on December 3, 2015 to holders of record as of November 17, 2015.

Following the issuance of any Mandatory Convertible Preferred Shares, we may pay dividends on our ordinary shares and ADSs only after all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding Mandatory Convertible Preferred Shares. In addition, the Mandatory Convertible Preferred Shares will have priority over our ordinary shares and ADSs in the distribution of assets upon our liquidation, dissolution or winding up. For more information, see “Description of Mandatory Convertible Preferred Shares— Dividends” and “— Liquidation Preference.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva will be used to finance a portion of the cash consideration for its previously announced acquisition of Actavis Generics and to pay related fees and expenses, to finance our pending Rimsa acquisition and/or otherwise for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness, repurchases of our ADSs, ordinary shares and other securities and acquisitions.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the terms of Teva ordinary shares, including certain provisions contained in Teva’s memorandum of association (the “Memorandum”), Teva’s articles of association (the “Articles”) and applicable Israeli laws in effect on the date of this registration statement. This summary is qualified by reference to the full text of the Memorandum and the Articles, which are incorporated by reference as exhibits hereto.

Description of Ordinary Shares

The nominal (par) value of Teva’s ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of ordinary shares are entitled to participate equally (along with the holders of Teva’s ordinary “A” shares, nominal (par) value NIS 0.10 per share) in the receipt of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors and subject to the preferences and priorities of the Mandatory Convertible Preferred Shares, See “Description of Mandatory Convertible Preferred Shares— Dividends” and “— Liquidation Preference.” All ordinary shares represented by the ADSs will be issued in registered form only. The Companies Law and the Articles do not provide for preemptive rights to the holders of Teva’s shares. Each Teva ordinary share entitles the holder thereof to one vote.

Neither the Memorandum, the Articles nor the laws of the State of Israel restrict the ownership or voting of Teva’s ordinary shares or ADSs by non-residents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

General Shareholder Meetings

Under the Companies Law and Teva’s Articles, Teva is required to hold an annual general meeting every calendar year no later than fifteen months after the previous annual general meeting. In addition, Teva is required to convene a special meeting of shareholders:

•	upon the demand of two directors or one-quarter of the serving directors;

•	upon the demand of one or more shareholders holding at least 5% of Teva’s issued share capital and 1% or more of its voting rights; and

•	upon the demand of one or more shareholders holding at least 5% of Teva’s voting rights;

provided that a demand by a shareholder to convene a special meeting must set forth the matters to be considered at the meeting and otherwise comply with all other requirements of applicable law and the Articles.

If the board of directors receives a demand to convene a special meeting satisfying the above conditions, it must announce the scheduling of the meeting within 21 days after the demand was delivered, subject to the relevant requirements of the Companies Law and the regulations thereunder. If the board of directors fails to do so, the shareholder who demanded to convene the special meeting may convene the meeting himself, subject to the provisions of the Companies Law.

The agenda of a general meeting is determined by the board of directors. The agenda must also include matters for which the convening of a special meeting was demanded, as well as any matter requested by one or more shareholders who hold at least 1% of Teva’s voting rights, subject to complying with certain requirements. Pursuant to Israeli law, a Teva shareholder who wishes to include a matter on the agenda of a general meeting must submit the request within seven days of publication of the notice with respect to the general meeting, or within 14 days of a preliminary notice of the intention to convene the general meeting, in order for it to be eligible to be considered at the general meeting. Under the Articles, a request by a shareholder who holds at least 1% of Teva’s voting rights to include a matter on the agenda of a general meeting must be submitted in writing to Teva no later than 14 days after the first publication of Teva’s annual consolidated financial statements preceding the annual general meeting at which the consolidated financial statements for such year are to be presented. Any such demands or requests must comply with the requirements of applicable law, applicable stock exchange rules and the Articles.

Notice

Pursuant to the Companies Law, the regulations thereunder and the Articles, Teva is generally required to announce the convening of general meetings at least 35 days in advance, but is not required to deliver personal notices of a general meeting or of any adjournment thereof to shareholders. Teva may reasonably determine the method of publicizing the convening of general meetings, including by publishing a notice in one or more daily newspapers in Israel or in one or more international wire services, and any such publication will be deemed to have been duly given and delivered on the date of such publication. Shareholders as of the record date determined in respect of the general meeting are entitled to participate in and vote at the meeting. Under Israeli law, in certain circumstances public companies are required to send voting cards and position papers to their shareholders. The Articles require that shareholder meetings take place in Israel, unless the Company’s center of management has been transferred to another country in accordance with the Articles.

Voting and Quorum Requirements

The quorum required for a general meeting of shareholders is at least two shareholders present in person or by proxy or represented by an authorized representative, who jointly hold at least 25% of Teva’s paid-up share capital. If a meeting is adjourned for lack of a quorum, it will generally be adjourned to the same time and place on the same day of the following week unless the board of directors sets another date, time and place in a notice to all persons who are entitled to receive notice of general meetings. Should no legal quorum be present at such reconvened meeting a half hour following the time set for such meeting, the necessary quorum consists of any two shareholders present, in person or by proxy, who jointly hold at least 20% of Teva’s paid-up share capital.

Following the issuance of any Mandatory Convertible Preferred Shares, certain matters, including certain amendments to the Articles, will require the approval of the holders of the Mandatory Convertible Preferred Shares, by such majority and subject to such quorum requirements as further described below under “Description of Mandatory Convertible Preferred Shares—Voting Rights.”

A shareholder who intends to vote at a meeting must demonstrate ownership of shares in accordance with the Companies Law and the regulations promulgated thereunder.

Shareholder Resolutions

The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, exercising the authority of the board of directors in certain circumstances, appointing auditors, appointing statutory independent directors, approving certain transactions, increasing or decreasing the registered (authorized) share capital and approving certain mergers, must be approved by the shareholders at a general meeting. A company may determine in its articles of association certain additional matters with respect to which decisions will be made by the shareholders at a general meeting.

Generally, under the Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at a general meeting in person or by proxy and voting, unless a different majority is required by law or the Articles. Pursuant to the Companies Law and the Articles, certain shareholder resolutions (for example, resolutions amending many of the provisions of the Articles) require the affirmative vote of at least 75% of the voting rights represented at a general meeting and voting in person or by proxy, and certain other amendments to the Articles require the affirmative vote of at least 85% of the voting rights represented at a general meeting and voting in person or by proxy, unless the board of directors sets a lower percentage, by a supermajority of three-quarters of the voting directors.

Change of Control

Subject to certain exceptions, the Companies Law requires that a merger (which for these purposes is defined as involving two Israeli companies) be approved by both the board of directors and by the shareholders of each of the merging companies and, with respect to the target company, if its share capital is divided into more than one class, the approval of each class of shares is required (in accordance with the majority and legal quorum requirements set forth in the Companies Law and the articles of association). Even if approved by a majority of the shareholders, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (disregarding any abstentions) after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including the relatives of or corporations controlled by these persons, unless an Israeli court determines otherwise at the request of shareholders holding at least 25% of the voting rights of the company.

In approving a merger, the board of directors of both merging companies must determine that there is no reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy its obligations to its creditors. Similarly, upon the request of a creditor of either party to the proposed merger, an Israeli court may prevent or delay the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy the obligations of the merging parties. A court may also issue other instructions for the protection of creditors’ rights in connection with a merger. Further, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for the approval of the merger were filed with the Israeli Registrar of Companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party to the merger.

Under the Companies Law, subject to certain exceptions, an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would hold (i) 25% or more of the voting rights of the company if there is no other holder of 25% or more of the company’s voting rights; or (ii) more than 45% of the voting rights of the company if there is no other holder of more than 45% of the company’s voting rights. This rule does not apply to certain events set forth in the Companies Law, including a purchase of shares by an offeree in a “private placement” that receives specific shareholder approval. The board of directors must either give the shareholders its opinion as to the advisability of the tender offer or explain why it is unable to do so. The board of directors must also disclose any personal interest of any of its members in the proposed acquisition.

The tender offer may be consummated only if (i) at least 5% of the company’s voting rights will be acquired and (ii) the majority of the offerees who responded to the offer accepted the offer, excluding offerees who are controlling shareholders of the offeror, offerees who hold 25% or more of the voting rights in the company or who have a personal interest in accepting the tender offer, or anyone on their behalf or on behalf of the offeror including the relatives of or corporations controlled by these persons.

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class, which we refer to as a full tender offer. The Companies Law also generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order that all of the shares that the purchaser offered to purchase be transferred to the purchaser by operation of law, one of the following must have occurred: (i) the shareholders who declined or who did not respond to the full tender offer hold less than five percent of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the full tender offer accepted the full tender offer, or (ii) the shareholders who declined or who did not respond to the tender offer hold less than two percent of the company’s outstanding share capital or of the relevant class of shares.

If the conditions set forth above are not met, the purchaser may not acquire shares of the company from shareholders who accepted the full tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital or more than 90% of the particular class of shares with respect to which the full tender offer was made.

A shareholder that has had his or her shares so transferred, whether he or she accepted the full tender offer or not, has the right, within six months from the date of acceptance of the full tender offer, to petition the court to determine that the full tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, subject to certain conditions, the purchaser may provide in its offer that shareholders who accept the full tender offer will not be entitled to such rights.

CEO and Center of Management

Under the Articles, Teva’s chief executive officer and a majority of the members of the board of directors are required to be residents of Israel, unless Teva’s center of management has been transferred to another country in accordance with the Articles. The Articles require that Teva’s center of management remain in Israel, unless the board of directors otherwise resolves by a supermajority of three-quarters of the participating votes.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, which we refer to as the “deposit agreement,” among Teva, JPMorgan Chase Bank, N.A., as depositary, which we refer to as the “depositary,” and the holders from time to time of ADSs. This summary is not complete and is qualified in its entirety by the amended and restated deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on October 30, 2012. Additional copies of the deposit agreement are available for inspection at the principal office of the depositary, 4 New York Plaza, 12th Floor, New York, New York 10005.

American Depositary Shares and Receipts

Each ADS represents one ordinary share of Teva deposited with the custodian. ADSs may be issued in uncertificated form or may be evidenced by an American Depositary Receipt, or ADR. ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate confirmation or confirmations of a book-entry transfer or instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, uncertificated securities or an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid and non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADSs by that person is not restricted under the Securities Act.

Upon surrender of ADSs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADS holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash represented by the surrendered ADSs. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADS holder surrendering ADSs.

The depositary may deliver ADSs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and surrender of ADSs that have been pre-released, whether or not such surrender is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released. Each pre-release will be:

•

accompanied by a written representation from the person to whom ordinary shares or ADSs are to be delivered that such person, or its customer, (i) owns the ordinary shares or ADSs to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such ordinary shares or ADSs, as the case may be, to the depositary in its capacity as such and for the benefit of the holders of the ADSs, and (iii) will not take any action with respect to such ordinary shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such ordinary shares or ADSs, as the case may be), other than in satisfaction of such pre-release;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the ordinary shares outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall, as promptly as practicable, convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it or the custodian receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADSs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it or the custodian cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADS holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADSs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADSs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADSs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADSs, on a pro rata basis, additional ADSs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADSs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADSs. If additional ADSs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADS prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•

if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADSs or to certain holders of ADSs but not other holders of ADSs, the depositary may distribute to any holder of ADSs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•

if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADSs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADSs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADS or otherwise.

In circumstances in which rights would not otherwise be distributed, if a holder of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs or confirmations with respect to uncertificated ADSs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADSs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADSs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADSs in general or any holder in particular.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADS holders entitled thereto.

Upon any change in nominal (par) value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADSs shall thenceforth represent, in addition to the existing deposited securities, the right to receive the new ordinary shares so received in respect of ordinary shares, unless additional ADSs are delivered or the depositary calls for the surrender of outstanding ADSs to be exchanged for new ADSs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date which shall be as close as practicable to the record date applicable to the ordinary shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADSs are not traded in Israel or the U.S.:

•	for the determination of the holders of ADSs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting, or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADS holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADS holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADS holders a notice containing:

•	such information as is contained in the notice received by the depositary;

•

a statement that the holders of ADSs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs; and

•

a statement as to the manner in which such instructions may be given (or, if applicable, deemed given if no instruction is received), including, when applicable, an express indication that instructions may be given to the depositary to give a discretionary proxy to a person designated by Teva.

Upon the written request of an ADS holder on such record date, received on or before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADSs in accordance with the instructions set forth in such request. The depositary shall not itself exercise any voting discretion over any ordinary shares. If no instructions are received by the depositary from a holder of an ADS, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADS to a person designated by Teva. The depositary may, to the extent not prohibited by the deposit agreement, law or regulation or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the owners a notice that provides owners with instructions on how to retrieve such materials or receive such materials upon request.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary, without the consent of the ADS holders. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of holders of ADSs shall, however, not become effective until the expiration of thirty days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADS holder to surrender the ADSs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law. However, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or any receipt to ensure compliance therewith, Teva and the depositary may amend or supplement the deposit agreement and the receipts at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to owners or within any other period of time as required for compliance.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to Teva and the holders of all ADSs then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•

the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore surrendered their ADSs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees and out-of-pocket expenses of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•

a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the delivery of ADSs in connection with the deposit of ordinary shares, distributions in ordinary shares or the distribution of rights on the ordinary shares;

•	a fee of $0.02 or less per ADS for any cash distributions on the ordinary shares;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the distribution of securities on the ordinary shares (other than ordinary shares or rights thereon);

•

a fee $0.02 or less per ADS annually for depositary services performed by the depositary and/or the custodians (which may be charged directly to the owners or which may be withheld from cash distributions, at the sole discretion of the depositary); and

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including the custodian and expenses incurred on behalf of holders of the ADSs in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares, the sale of ordinary shares, the delivery of ADSs or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADSs.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADSs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the delivery, registration of transfer, split-up, combination or surrender of any ADS or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADSs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADSs.

General

Neither the depositary nor Teva nor any of their directors, employees, agents or affiliates will be liable to the holders of ADSs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence, bad faith or willful misconduct.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED SHARES

The following is a summary of certain provisions of our Mandatory Convertible Preferred Shares. A copy of our Articles setting forth the terms of the Mandatory Convertible Preferred Shares, as well as our Memorandum, are available upon request from us at the address set forth in the section of this prospectus entitled “Where You Can Find More Information.” This description of the terms of the Mandatory Convertible Preferred Shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles, which are incorporated by reference as an exhibit hereto.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Teva,” “the Company,” “us,” “we” or “our” refer to Teva Pharmaceutical Industries Limited and not any of its subsidiaries.

General

Under our Articles, our board of directors is authorized, without any approval of our shareholders, to issue up to 5,000,000 Mandatory Convertible Preferred Shares.

The Mandatory Convertible Preferred Shares when issued, and any of the ordinary shares delivered to the depositary for the issuance and delivery of ADSs upon conversion of Mandatory Convertible Preferred Shares, will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Shares will have no preemptive or preferential rights to purchase or subscribe for our ordinary shares, ADSs, obligations, warrants or other securities of ours of any class.

Ranking

The Mandatory Convertible Preferred Shares, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, will rank:

•

senior to (i) our ordinary shares, ordinary “A” shares and deferred shares and (ii) each class or series of our share capital established after the first original issue date of Mandatory Convertible Preferred Shares (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior shares”);

•

on parity with each class or series of our share capital established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity shares”); and

•

junior to each class or series of our share capital established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior shares”).

Dividends

Subject to the rights of holders of any class or series of senior shares, holders of the Mandatory Convertible Preferred Shares will be entitled to receive, when, as and if declared by our board of directors or, to the extent permissible under applicable law and the Articles, an authorized committee thereof (for purposes of this section “Description of Mandatory Convertible Preferred Shares,” our “board of directors”), out of funds legally available for payment, cumulative dividends at the rate per annum to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (the “dividend rate”) on the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share, payable in cash. See “—Method of Payment of Dividends” below.

Declared dividends on the Mandatory Convertible Preferred Shares will be payable quarterly on quarterly dividend payment dates to be determined by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Shares, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Declared dividends will be payable on the relevant dividend payment date to holders of record of the Mandatory Convertible Preferred Shares as they appear on our share register at 5:00 p.m., New York City time, on the immediately preceding record dates to be determined by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (each, a “record date”), each of which shall be no more than 16 days prior to the applicable dividend payment date, whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City (or, with respect to the use of the term in the sections entitled “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” and “—Anti-Dilution Adjustments,” or Tel Aviv, Israel) are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the initial issue date of the Mandatory Convertible Preferred Shares and will end on and exclude the first dividend payment date occurring after the initial issue date. The amount of dividends payable on each Mandatory Convertible Preferred Share for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Shares for any period other than a full dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of 12 30-day months). Accumulations of dividends on the Mandatory Convertible Preferred Shares will not bear interest.

No dividend will be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding Mandatory Convertible Preferred Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding Mandatory Convertible Preferred Shares.

Our ability to declare and pay cash dividends and to make other distributions with respect to our share capital, including the Mandatory Convertible Preferred Shares, may be limited by the Companies Law and the regulations promulgated thereunder and the terms of our and our subsidiaries’ existing and any future indebtedness.

So long as any Mandatory Convertible Preferred Share remains outstanding, no dividend or distribution shall be declared or paid on our ordinary shares, ADSs or any other class or series of junior shares, and none of our ordinary shares, ADSs or any other class or series of junior shares shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash has been set apart for the payment of such dividends upon, all outstanding Mandatory Convertible Preferred Shares. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in ordinary shares, ADSs or other junior shares, (ii) purchases, redemptions or other acquisitions of ordinary shares, ADSs or other junior shares in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount; (iii) any dividends or distributions of rights in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iv) purchases of ordinary shares, ADSs or junior shares pursuant to a contractually binding requirement to buy ordinary shares, ADSs or junior shares existing prior to the preceding dividend period, including under a contractually binding share repurchase plan; or (v) the deemed purchase or acquisition of fractional interests in our ordinary shares, ADSs or junior shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged. The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with U.S. GAAP, and as measured from the initial issue date) resulting from the grant, vesting, settlement or exercise of equity-based compensation to directors, employees, agents and others and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on the Mandatory Convertible Preferred Shares (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash sufficient to discharge our obligations in respect thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity shares unless dividends are declared on the Mandatory Convertible Preferred Shares such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Shares and such parity shares shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the Mandatory Convertible Preferred Shares and such parity shares bear to each other; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, may be declared and paid on any securities, including our ordinary shares and ADSs, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Shares shall not be entitled to participate in any such dividends.

Method of Payment of Dividends

Any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Shares, whether or not for a current dividend period or any prior dividend period, will be paid by the Company in cash.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Shares will be entitled to receive a liquidation preference in the amount of $1,000.00 per Mandatory Convertible Preferred Share (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the Mandatory Convertible Preferred Shares to but excluding the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of liabilities to our creditors and holders of any senior shares and before any payment or distribution is made to holders of junior shares (including our ordinary shares and ADSs). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends on the Mandatory Convertible Preferred Shares and all parity shares are not paid in full, the holders of the Mandatory Convertible Preferred Shares and any other such parity shares will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Shares will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Articles and our Memorandum do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Shares even though it is substantially in excess of the nominal (par) value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Shares will not have any voting rights or any right to appoint directors or any other right with respect to our annual meetings and special meetings except as described below and as specifically required by Israeli law from time to time.

So long as any Mandatory Convertible Preferred Shares remain outstanding, we will not, without the adoption of a resolution, by a majority of at least three-quarters in voting power of the Mandatory Convertible Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, at a meeting of holders of Mandatory Convertible Preferred Shares where a legal quorum of two-thirds of the then outstanding Mandatory Convertible Preferred Shares is present in person or by proxy:

(1)	amend or alter the provisions of our Memorandum or Articles so as to authorize or create, or increase the authorized amount of, any class or series of senior shares; or

(2)	amend, alter or repeal the provisions of our Memorandum or Articles so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares, including, without limitation, the majority and quorum requirements relating to the Mandatory Convertible Preferred Shares, the right to payment of additional amounts as described under “—Payment of Additional Amounts” and the terms of the Mandatory Convertible Preferred Shares stipulated in the form of share certificate approved by our board of directors as described under “—Share Certificates;” or

(3)	consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Shares or a merger or consolidation of us with another entity, unless in each case: (i) the Mandatory Convertible Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Shares are otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred shares of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Shares that remain outstanding or such preferred shares, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Shares immediately prior to the consummation of such transaction;

provided, however, that (A) (1) any increase in the amount of our authorized Mandatory Convertible Preferred Shares or the issuance of any additional Mandatory Convertible Preferred Shares or (2) the authorization or creation of any class or series of parity or junior shares, any increase in the amount of authorized but unissued shares of such class or series of parity or junior shares or the issuance of additional shares of such class or series of parity or junior shares will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares and shall not require the consent or the adoption of a resolution by the holders of the Mandatory Convertible Preferred Shares; (B) in the event of a binding share exchange or reclassification involving the Mandatory

Convertible Preferred Shares, or of a merger or consolidation of the Company with or into another entity, as described in clause (3) above in which the provisions of clauses (i) and (ii) of such clause (3) are complied with, the consent or the adoption of a resolution by the holders of the Mandatory Convertible Preferred Shares shall not be required in order to effect, validate or approve such share exchange, reclassification, merger or consolidation; and (C) to the extent that, notwithstanding the provisions of immediately preceding clauses (A) and (B), the consent or approval of the holders of Mandatory Convertible Preferred Shares, voting together as a single class, is nonetheless required by applicable law or the Articles in such circumstances, or such consent or approval is otherwise required by applicable law or the Articles with respect to any matter that is not set forth in the provisions of clauses (1) through (3) above, such approval or consent may be given by the adoption of a resolution, by a simple majority of the voting power of the Mandatory Convertible Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, given in person or by proxy or by an authorized person, at a meeting of holders of Mandatory Convertible Preferred Shares and the legal quorum for any such meeting shall be that applicable to general meetings of the holders of our ordinary shares, as set forth in the Articles and described above under “Description of Ordinary Shares— Voting and Quorum Requirements.”

The rules and procedures for calling and conducting any meeting of the holders of the Mandatory Convertible Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules our board of directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our Articles (including the provisions described above), applicable law and, if applicable, the rules of any national securities exchange or other trading facility on which the Mandatory Convertible Preferred Shares are listed or traded at the time.

Mandatory Conversion

Each Mandatory Convertible Preferred Share will automatically convert on the date to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (the “mandatory conversion date”) into a number of our ADSs equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above under “—Dividends.” If, prior to the mandatory conversion date, we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Shares, the amount of such undeclared, accumulated and unpaid dividends (such amount, the “additional conversion amount”) will be paid to the eligible holders of the Mandatory Convertible Preferred Shares in cash, ADSs or a combination thereof, as determined in the Company’s sole discretion, in lieu of such accumulated and unpaid dividends. If we elect to deliver the additional conversion amount, or any portion thereof, in ADSs, such ADSs will be valued for such purpose at 97% of the average VWAP (as defined below) per ADS over the five consecutive trading day (as defined below) period beginning on and including the seventh scheduled trading day immediately preceding the mandatory conversion date (the “average price”).

The conversion rate, which is the number of our ADSs issuable upon conversion of each Mandatory Convertible Preferred Share on the mandatory conversion date, will, subject to adjustment as described in “—Anti-Dilution Adjustments” below, be as follows:

•

if the applicable market value (as defined below) of our ADSs is greater than the threshold appreciation price (as defined below), then the conversion rate will be equal to $1,000.00 divided by the threshold appreciation price (the “minimum conversion rate”);

•

if the applicable market value of our ADSs is less than or equal to the threshold appreciation price but greater than or equal to the reference price (as defined below), then the conversion rate will be equal to $1,000.00 divided by the applicable market value (as defined below) of our ADSs; or

•	if the applicable market value of our ADSs is less than the reference price, then the conversion rate will be equal to $1,000.00 divided by the reference price (the “maximum conversion rate”) .

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the reference price, the floor price (as defined below), the threshold appreciation price and the applicable market value are each subject to adjustment as described above for any additional conversion amount or as described in “—Anti-Dilution Adjustments” below.

“Applicable market value” means the average VWAP per ADS over the 20 consecutive trading day period (the “settlement period”) beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

The “floor price” is an amount to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described in the section below entitled “—Anti-Dilution Adjustments”).

The “threshold appreciation price” is an amount to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares and is subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described in the section below entitled “—Anti-Dilution Adjustments.”

A “trading day” is a day on which our ADSs:

•

are not suspended from trading, and on which trading in our ADSs is not limited, on any U.S. national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

•	have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our ADS;

provided that if our ADSs are not traded on any such exchange, association or market, “trading day” means any business day.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per ADS on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “TEVA US<EQUITY>AQR” (or its equivalent successor as determined by our board of directors if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per ADS on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.

The “reference price” is equal to the price paid by the public per ordinary share or ADS, as determined by our board of directors, in connection with an offering of ordinary shares or ADSs to be conducted by us on or about the time of the offering of the Mandatory Convertible Preferred Shares (or, if no such offering is conducted, a price no less than 95% of the closing price per ADS on the New York Stock Exchange on the trading day on which the pricing of the initial offering of Mandatory Convertible Preferred Shares takes place, as determined by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares).

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Mandatory Convertible Preferred Shares have the right to convert their Mandatory Convertible Preferred Shares, in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), at any time prior to the mandatory conversion date (“early conversion”), into our ADSs at the minimum conversion rate, subject to adjustment as described in “—Anti-Dilution Adjustments” below.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the minimum conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Shares at such time receive an additional number of our ADSs equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods (the “early conversion additional conversion amount”), divided by the greater of the floor price and the average VWAP per ADS over the 20 consecutive trading day period (the “early conversion settlement period”) commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any early conversion of any Mandatory Convertible Preferred Shares, we will make no payment or allowance for unpaid dividends on such Mandatory Convertible Preferred Shares, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted Mandatory Convertible Preferred Shares as of such record date, as described in the section above entitled “—Dividends.”

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount

General

If a fundamental change (as defined below) occurs on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preferred Shares will have the right to:

(i)	convert their Mandatory Convertible Preferred Shares, in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), into ADSs at the fundamental change conversion rate described below;

(ii)	with respect to such converted Mandatory Convertible Preferred Shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or our ADSs; and

(iii)	with respect to such converted Mandatory Convertible Preferred Shares, receive the accumulated dividend amount (as defined below) payable in cash or ADSs,

subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of our ADSs that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in “—Dividends,” and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Mandatory Convertible Preferred Shares for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change and ending at 5:00 p.m., New York City time, on the date that is 20 business days after the effective date (or, if earlier, the mandatory conversion date) at the fundamental change conversion rate (as defined below). Holders of the Mandatory Convertible Preferred Shares who do not submit their Mandatory Convertible Preferred Shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Shares at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.

We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than the second business day following the actual effective date. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.

A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Mandatory Convertible Preferred Shares, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our outstanding ordinary shares, ADSs or other securities representing common equity interests are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration 10% or more of which is not common stock or ordinary shares (or depositary shares representing common stock or ordinary shares) that are listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of share capital then outstanding entitled to vote generally in elections of our directors; or (iii) our ADSs (or, following a reorganization event, any ordinary shares, ADSs, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Shares become convertible in connection with such reorganization event) cease to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange (each, a “qualifying market”).

Fundamental Change Conversion Rate

The “fundamental change conversion rate” will be determined by reference to a table to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares and will be based on the effective date of the fundamental change (the “fundamental change effective date”) and the price (the “fundamental change share price”) paid or deemed paid per ordinary share or ADS therein. Such table will consist of a grid listing applicable fundamental change share prices along one axis and, along the other axis, a series of potential fundamental change effective dates through the mandatory conversion date. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “—Anti-Dilution Adjustments,” and each of the fundamental change share prices will be subject to adjustment in an inverse manner.

If the holders of our ordinary shares or ADSs receive only cash in the fundamental change, the fundamental change share price shall be the cash amount paid per ordinary share or ADS, as applicable. Otherwise, the fundamental change share price shall be the average VWAP per ADS over the 10 consecutive trading day period ending on, and including, the trading day preceding the fundamental change effective date.

The exact fundamental change share price and fundamental change effective date may not be set forth in the table, in which case:

•

if the fundamental change share price is between two fundamental change share price amounts on the table or the fundamental change effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower fundamental change share price amounts and the two fundamental change effective dates, as applicable, based on a 365-day year;

•

if the fundamental change share price is in excess of the highest fundamental change share price included in the table (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•

if the fundamental change share price is less than the lowest fundamental change share price included in the table (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount

For any Mandatory Convertible Preferred Shares that are converted during the fundamental change conversion period, in addition to the ADSs issued upon conversion at the fundamental change conversion rate, we will at our option:

(a)	pay the holder thereof in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate to be determined (subject to certain limits set forth in the Articles) by our board of directors on or prior to the initial issue date and set forth in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares (the “discount rate”) of all dividend payments on the Mandatory Convertible Preferred Shares for all the remaining dividend periods (excluding any accumulated dividend amount and declared dividends for a dividend period during which the fundamental change effective date falls) from such fundamental change effective date to but excluding the mandatory conversion date (the “fundamental change dividend make-whole amount”);

(b)	increase the number of our ADSs to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the fundamental change share price; or

(c)	pay the fundamental change dividend make-whole amount in a combination of cash and our ADSs in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the accumulated dividend amount exists as of the fundamental change effective date, holders who convert their Mandatory Convertible Preferred Shares within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. As used herein, the term “accumulated dividend amount” means, in connection with a fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, on the Mandatory Convertible Preferred Shares for dividend periods prior to the relevant fundamental change effective date, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such fundamental change effective date to, but excluding, such fundamental change effective date (but excluding any declared dividends for a dividend period during which the fundamental change effective date falls). The accumulated dividend amount will be payable at our election:

•	in cash, to the extent we are legally permitted to do so;

•	in an additional number of our ADSs equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the fundamental change share price; or

•	in a combination of cash and our ADSs in accordance with the provisions of the preceding two bullets.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the fundamental change effective date to make all or any portion of such payments in our ADSs. In addition, if we elect to deliver ADSs in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or any portion thereof paid in ADSs exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the fundamental change share price, we will, if we are legally able to do so, declare and pay such excess amount in cash. Any such payment in cash may be made only if it is permitted by our then existing debt instruments, including any restricted payments covenants.

No fractional shares of our ADSs will be delivered to converting holders of the Mandatory Convertible Preferred Shares in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of an ADS based on the average VWAP per ADS over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day immediately preceding the conversion date.

Not later than the second business day following a fundamental change effective date (or, if we provide notice to holders of the fundamental change prior to the anticipated fundamental change effective date as described above, on the date we give holders notice of the anticipated fundamental change effective date), we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, our ADSs or a combination thereof, specifying the combination, if applicable; and

•	the accumulated dividend amount as of the fundamental change effective date and whether we will pay such amount in cash, our ADSs or a combination thereof, specifying the combination, if applicable.

Conversion Procedures

Upon Mandatory Conversion

Any outstanding Mandatory Convertible Preferred Shares will automatically convert into ADSs on the mandatory conversion date. The person or persons entitled to receive our ADSs issuable upon mandatory conversion of the Mandatory Convertible Preferred Shares will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “—Anti-Dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the ADSs issuable upon conversion of the Mandatory Convertible Preferred Shares will be deemed not to be outstanding for any purpose and the holders thereof will have no rights with respect to such ADSs, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ADSs, by virtue of holding the Mandatory Convertible Preferred Shares. A certificate representing the ADSs issuable upon conversion will be issued and delivered to the converting holder or, if the Mandatory Convertible Preferred Share being converted is held in global form, the ADSs issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash (including, without limitation, cash in lieu of fractional shares) to which the converting holder is entitled, on the later of (i) the mandatory conversion date and (ii) the third business day immediately succeeding the last day of the settlement period.

Upon Early Conversion

If you elect to convert the Mandatory Convertible Preferred Shares prior to the mandatory conversion date, in the manner described in “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” you must observe the conversion procedures described in the following paragraphs.

If the Mandatory Convertible Preferred Shares are in global form, to convert the Mandatory Convertible Preferred Shares you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If the Mandatory Convertible Preferred Shares are held in certificated form, you must comply with certain procedures set forth in the Articles. In either case, if required, you must pay all taxes or duties, if any.

The “conversion date” will be the date on which you have satisfied the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our ADSs if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the ADSs in a name other than your own. ADSs will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full and will be issued on:

•

if the conversion date does not fall within the fundamental change conversion period: the latest of (i) the third business day immediately succeeding the conversion date, (ii) the third business day immediately succeeding the last day of the early conversion settlement period and (iii) the business day after you have paid in full all applicable taxes and duties, if any; and

•

if the conversion date falls within the fundamental change conversion period: the later of (i) the third business day immediately succeeding the conversion date and (ii) the business day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the ADSs issuable upon conversion of the Mandatory Convertible Preferred Shares will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the ADSs issuable upon conversion of the Mandatory Convertible Preferred Shares will be deemed not to be outstanding for any purpose and the holders thereof will have no rights with respect to such ADSs, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ADSs, by virtue of holding the Mandatory Convertible Preferred Shares.

Effect of TASE Regulations on Conversion Dates

Notwithstanding anything to the contrary set forth in the Articles, in accordance with the regulations of the Tel Aviv Stock Exchange Ltd. (“TASE”), if any conversion date for a Mandatory Convertible Preferred Share would otherwise take place on the “record date” (as such term is defined in the TASE’s regulations) for the distribution of dividends or bonus shares, a rights offering, a split or reverse split of the Company’s share capital, or a capital reduction (each of the foregoing a “company event”), such conversion date shall be postponed to the following “trading day” (as such term is defined in the TASE’s regulations). In addition, if the “ex day” (as such term is defined in the TASE’s regulations) in respect of a company event occurs prior to the TASE “record date” set for such event, any conversion date that would otherwise take place on such “ex day” shall be postponed to the following TASE “trading day.”

Fractional ADSs

No fractional ADSs will be issued to holders of the Mandatory Convertible Preferred Shares upon conversion and the number of ordinary shares or ADSs to be issued shall be rounded down to the nearest whole number of ordinary shares or ADSs (with payment therefor to be made as set forth below). In lieu of any fractional shares of our ADSs otherwise issuable in respect of the aggregate number of Mandatory Convertible Preferred Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP of our ADSs over the five consecutive trading day period beginning on and including the seventh scheduled trading day immediately preceding the conversion date.

If more than one Mandatory Convertible Preferred Share is surrendered for conversion at one time by or for the same holder, the number of full ADSs issuable upon conversion thereof shall be computed on the basis of the aggregate number of Mandatory Convertible Preferred Shares so surrendered.

Anti-Dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1) We issue ordinary shares to all holders of our ordinary shares as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of our ordinary shares constituting such dividend or other distribution; and

•	the denominator of which is the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares that we hold in treasury and which do not confer upon the holder thereof any dividend or distribution rights. For so long as any Mandatory Convertible Preferred Shares are outstanding, we will not pay any dividend or make any distribution on our ordinary shares that we hold in treasury, except for dividends and distributions on ordinary shares held by any of our subsidiaries, which confer upon the holder thereof dividend rights.

(2) We issue to all holders of our ordinary shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our ordinary shares at less than the ordinary share current market price (as defined below), in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our ordinary shares issuable or deliverable upon the exercise of such rights or warrants; and

•

the denominator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our ordinary shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the ordinary share current market price.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our ordinary shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our ordinary shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase ordinary shares at less than the ordinary share current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, which determination shall be final). For the purposes of this clause (2), the number of our ordinary shares at the time outstanding shall not include shares that we hold in treasury and which do not confer upon the holder thereof any right to participate in the issuance of such rights or warrants. For so long as any Mandatory Convertible Preferred Shares are outstanding, we will not issue any such rights or warrants in respect of our ordinary shares that we hold in treasury, except in respect of ordinary shares held by any of our subsidiaries, which confer upon the holder thereof the right to participate in the issuance of such rights or warrants.

(3) We subdivide or combine our ordinary shares, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of our ordinary shares outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4) We distribute to all holders of our ordinary shares evidences of our indebtedness, shares of our share capital, securities, rights to acquire shares of our share capital, cash (other than ordinary dividends (as defined below)) or other assets, excluding:

•	any dividend or distribution covered by clause (1) or (3) above;

•	any rights or warrants covered by clause (2) above;

•	any dividend or distribution covered by clause (5) below; and

•	any spin-off (as defined below) to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our ordinary shares entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the ordinary share current market price; and

•

the denominator of which is the ordinary share current market price minus the fair market value, as determined by our board of directors, in good faith (which determination shall be final), on such date fixed for determination of the portion of the evidences of indebtedness, shares of our share capital, securities, rights to acquire shares of our share capital, cash (other than ordinary dividends) or other assets so distributed applicable to one of our ordinary shares.

In the event that we make a distribution to all holders of our ordinary shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (referred to herein as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our ordinary shares entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the ordinary share current market price and the fair market value, as determined by our board of directors in good faith (which determination shall be final), of the portion of those shares of share capital or similar equity interests so distributed applicable to one ADS as of the 15th trading day after the effective date for such distribution (or, if such shares of share capital or equity interests are listed on a U.S. national or regional securities exchange, the current market price (as defined below) of such securities); and

•	the denominator of which is the ordinary share current market price.

Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our ordinary shares entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any settlement period or any early conversion settlement period in respect of Mandatory Convertible Preferred Shares that have been tendered for conversion, delivery of the ADSs issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5) We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our ordinary shares other than a regular, quarterly dividend the gross amount of which does not exceed $0.34 per ordinary share (the “initial dividend threshold” and any such dividends, “ordinary dividends”), excluding:

•	any cash that is distributed in a reorganization event (as described below);

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding up; and

•	any consideration payable as part of a tender or exchange offer by the Company or any subsidiary of the Company as described under clause (6) below;

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the ordinary share current market price minus the initial dividend threshold (provided that if the distribution is not a regular, quarterly cash dividend, the initial dividend threshold will be deemed to be zero); and

•	the denominator of which is the ordinary share current market price minus the amount per share of such dividend or other distribution.

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our ordinary shares entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the fixed conversion rates pursuant to this clause (5).

(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form F-4 for our ordinary shares or ADSs (excluding any securities convertible or exchangeable for our ordinary shares or ADSs), where the cash and the value of any other consideration included in the payment per ordinary share or ADS exceeds the ordinary share current market price, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined in good faith by our board of directors, which determination shall be final) on the expiration date of any other consideration paid or payable for all ordinary shares or ADSs purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the ordinary share current market price; and

2.	the number of our ordinary shares and ADSs outstanding at the time such tender or exchange offer expires, less any purchased ordinary shares and ADSs; and

•	the denominator of which shall be equal to the product of:

(i)	the ordinary share current market price; and

(ii)	the number of our ordinary shares and ADSs outstanding at the time such tender or exchange offer expires, including any purchased ordinary shares and ADSs.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day following the expiration date but will be given effect as of 9:00 a.m., New York City time, on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase our ordinary shares or ADSs pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period or any early conversion settlement period in respect of the Mandatory Convertible Preferred Shares that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of share capital, securities, rights to acquire our share capital, cash or other assets as to which clauses (4) or (5) above apply, applicable to one ordinary share, distributed to shareholders equals or exceeds the ordinary share current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Shares will be entitled to receive upon conversion, in addition to a number of our ordinary shares otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of share capital, securities, rights to acquire our share capital, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our ordinary shares entitled to receive the distribution, for each Mandatory Convertible Preferred Share, a number of our ADSs equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our ordinary shares or ADSs on any conversion date, upon conversion of any Mandatory Convertible Preferred Share, holders of Mandatory Convertible Preferred Shares will receive, in addition to ADSs, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our ordinary shares or ADSs, as applicable, in which case each fixed conversion rate will be adjusted at the time of separation of such rights as if we made a distribution to all holders of our ordinary shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow holders of Mandatory Convertible Preferred Shares to receive upon conversion, in addition to any ADSs, the rights described therein (unless such rights or warrants have separated from our the ordinary shares or ADSs) shall not constitute a distribution of rights or warrants that would entitle holders of Mandatory Convertible Preferred Shares to an adjustment to the conversion rate.

For purposes hereof, “ordinary share current market price” means the current market price (as defined below) per ADS, minus the fair market value per ADS (determined by us in good faith) of any property (cash or otherwise) then held by the depositary on behalf of the existing ADS holders, divided by the number of ordinary shares represented by each ADS.

For the purposes of determining the adjustment to the fixed conversion rates for the purposes of:

•

clauses (2), (4) (but only in the event of an adjustment thereunder not relating to a spin-off) and (5) above, the “current market price” of our ADSs is the average VWAP per ADS over the five consecutive trading day period ending on the trading day before the ex-date (as defined below) with respect to the issuance or distribution requiring such computation;

•

clause (4) above in the event of an adjustment thereunder relating to a spin-off, the “current market price” of our ADSs or unit of share capital or equity interest, as applicable, is the average VWAP per ADS (or per unit of share capital or equity interests of the subsidiary or other business unit being distributed, as applicable) over the first 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

•

clause (6) above, the “current market price” of our ADSs is the average VWAP per ADS over the 10 consecutive trading day period commencing on, and including, the trading day following the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which our ADSs trade without the right to receive such issuance or distribution.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our ordinary shares or ADSs resulting from any dividend or distribution of our ordinary shares (or issuance of rights or warrants to acquire our ordinary shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of an ADS. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any such adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the mandatory conversion date, an early conversion date and the fundamental change effective date, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our ordinary shares or ADSs and solely as a result of holding Mandatory Convertible Preferred Shares, in the transaction that would otherwise give rise to such adjustment as if they held, for each of the Mandatory Convertible Preferred Share, ADSs representing a number of our ordinary shares equal to the maximum conversion rate then in effect.

In addition, the fixed conversion rates will not be adjusted:

(a)	upon the issuance of any of our ordinary shares or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in ordinary shares or ADSs under any plan;

(b)	upon the issuance of any of our ordinary shares or ADSs or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any of our ordinary shares or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Shares were first issued;

(d)	for a change in the nominal (par) value of our ordinary shares;

(e)	for accumulated and unpaid dividends on the Mandatory Convertible Preferred Shares, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount;” or

(f)	for share repurchases that are not tender offers, including structured or derivative transactions.

The fixed conversion rates reflect that as of the date of the Articles, each ADS represents one ordinary share. If the number of ordinary shares represented by each ADS changes, the fixed conversion rates will be adjusted proportionately.

We will be required, within 10 business days after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Shares. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the reference price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment will also be made to the floor price. Whenever the terms of the Mandatory Convertible Preferred Shares require us to calculate the VWAP per ADS over a span of multiple days, our board of directors will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the ordinary share current market price and the average price (as the case may be)) to account for any adjustments to the reference price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, the fundamental change effective date or the expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•

the record date for a dividend or distribution on ordinary shares occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date; and

•

that dividend or distribution would have resulted in an adjustment of the number of ordinary shares represented by the ADSs issuable to the holders of the Mandatory Convertible Preferred Shares had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the Mandatory Convertible Preferred Shares to be holders of record of ADSs representing ordinary shares for purposes of that dividend or distribution. In this case, the holders of the

Mandatory Convertible Preferred Shares would receive the dividend or distribution on our ordinary shares represented by the ADSs together with the number of ordinary shares represented by the ADSs issuable upon mandatory conversion of the Mandatory Convertible Preferred Shares.

Recapitalizations, Reclassifications and Changes of Our Ordinary Shares

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which our ordinary shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our ordinary shares into securities, including securities other than our ordinary shares; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our ordinary shares would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each Mandatory Convertible Preferred Share outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Shares, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Shares into ADSs immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one ordinary share is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our ordinary shares that affirmatively make such an election (or of all holders of our ordinary shares if none makes an election). We will notify holders of the Mandatory Convertible Preferred Shares of the weighted average as soon as practicable after such determination is made.

The number of units of exchange property for each Mandatory Convertible Preferred Share converted following the effective date of such reorganization event will be determined as if references to our ordinary shares or ADSs in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Share is actually converted). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors (which determination will be final), except that if a unit of exchange property includes ordinary shares, depositary receipts or other securities representing common equity interests that are traded on a U.S. national securities exchange, the value of such ordinary shares, depositary receipts or other securities representing common equity interests will be the average over the 20 consecutive trading day period used for calculating the applicable market value of the volume-weighted average prices for such ordinary shares, depositary receipts or other securities representing common equity interests, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors (which determination will be final)); or, if such price is not available, the average market value per share of such ordinary shares, depositary receipts or other securities representing common equity interests over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose.

We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event provide written notice to the holders of the Mandatory Convertible Preferred Shares of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Payment of Additional Amounts—Change in Tax Law

We will make all payments on the Mandatory Convertible Preferred Shares (including but not limited to any payments of dividends and cash in lieu of any fractional ADSs upon conversion) without deduction or withholding for any taxes, assessments or other governmental charges imposed by any jurisdiction where we are incorporated or tax resident, as the case may be, or a jurisdiction in which a successor to us is incorporated or tax resident (each, a “taxing jurisdiction”) unless the deduction or withholding is required by law.

If, as a result of a change in tax law, a taxing jurisdiction requires that we deduct or withhold any taxes, assessments or other governmental charges from payments on or with respect to the Mandatory Convertible Preferred Shares, we will pay any additional amounts necessary to make the net amount paid to a holder or beneficial owner of Mandatory Convertible Preferred Shares equal the amount that such holder or beneficial owner would have received in the absence of such deduction or withholding, provided that such additional amounts shall only be paid in respect of payments to a holder or beneficial owner of Mandatory Convertible Preferred Shares that were eligible to be made without deduction or withholding for any taxes, assessment or other governmental changes in the absence of such change in tax law. Notwithstanding the foregoing, in no case shall any additional amounts be paid on account of:

•

the amount of any tax, assessment or other governmental charge that is payable only because a type of connection exists between the holder or beneficial owner of the Mandatory Convertible Preferred Share and a taxing jurisdiction, other than a connection related solely to purchase or ownership of Mandatory Convertible Preferred Shares;

•

the amount of any tax, assessment or other governmental charge that is payable only because the holder or beneficial owner presented the Mandatory Convertible Preferred Shares for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

•	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, duty, assessment or other governmental charge;

•

the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the Mandatory Convertible Preferred Shares failing to accurately comply with a request from us for any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection of the holder or beneficial owner of the Mandatory Convertible Preferred Shares with the relevant taxing jurisdiction if compliance is required by law, regulation or an applicable income tax treaty, as a precondition to exemption from, or reduction in the rate of, such tax, assessment or other governmental charge;

•	the amount of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on or with respect to the Mandatory Convertible Preferred Shares;

•

any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, as of the initial issue date of the Mandatory Convertible Preferred Shares (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of such Code;

•

any payment to any holder or beneficial owner of Mandatory Convertible Preferred Shares that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Mandatory Convertible Preferred Shares;

•

any withholding or deduction that is imposed on a payment to or for the benefit of an individual and required to be made pursuant to the European Council Directive 2003/48/EC or any law implementing or complying with or introduced in order to conform to such Directive; or

•	any combination of the withholdings, taxes, assessments or other governmental charges described in the bullet points above.

A “change in tax law” means any change in, or amendment to, the laws or regulations of any taxing jurisdiction or any change in the official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date, other than a change in tax rate.

Reservation of Ordinary Shares

We will at all times reserve and keep available out of the registered (authorized) and unissued ordinary shares, solely for issuance of ADSs issuable upon conversion of the Mandatory Convertible Preferred Shares, free from any preemptive or other similar rights, a number of our ordinary shares equal to the product of the maximum conversion rate then in effect and the number of Mandatory Convertible Preferred Shares then outstanding.

We will (i) deposit, or cause to be deposited with the depositary in accordance with the terms of the deposit agreement, ordinary shares represented by the ADSs issuable upon conversion of the Mandatory Convertible Preferred Shares, or as otherwise required to be delivered as provided in the Articles and (ii) comply with the applicable terms of the deposit agreement so that ADSs representing such ordinary shares will be executed by the depositary and delivered to the holders of Mandatory Convertible Preferred Shares as required by the Articles and the deposit agreement.

Share Certificates

On or prior to the initial issue date, our board of directors will cause a form of share certificate for the Mandatory Convertible Preferred Shares to be prepared, containing the final terms of the Mandatory Convertible Preferred Shares as contemplated by and in accordance with the Articles including: the discount rate, the dividend payment dates, the dividend rate, the floor price, the table for the fundamental change conversion rate, the mandatory conversion date, the maximum conversion rate, the record dates and the threshold appreciation price.

Transfer Agent and Registrar

The transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Shares will be identified in a prospectus supplement relating to the offering of the Mandatory Convertible Preferred Shares.

Book-entry, Delivery and Form

The Mandatory Convertible Preferred Shares will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Shares. Ownership of beneficial interests in the Mandatory Convertible Preferred Shares in global form will be limited to persons who have accounts with DTC

(“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Shares in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the Mandatory Convertible Preferred Shares, DTC or such nominee, as the case may be, will be considered the sole holder of the Mandatory Convertible Preferred Shares represented by such global certificate for all purposes under the Articles. No beneficial owner of an interest in the Mandatory Convertible Preferred Shares in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Articles.

Payments of dividends on the global certificate representing the Mandatory Convertible Preferred Shares will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the Mandatory Convertible Preferred Shares or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the Mandatory Convertible Preferred Shares, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the Mandatory Convertible Preferred Shares as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the Mandatory Convertible Preferred Shares held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Mandatory Convertible Preferred Shares in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in a prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in a prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement. According to temporary guidelines of the TASE, the Mandatory Convertible Preferred Shares may not be offered in Israel.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The audited special purpose combined financial statements of the Global Generics Business and Certain Other Assets of Allergan plc included in Teva’s Report of Foreign Private Issuer on Form 6-K dated November 30, 2015 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the fact that the financial statements are not intended to be a complete presentation of the financial position or operations of the Global Generics Business and Certain Other Assets of Allergan plc as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Any underwriters will be advised regarding issues relating to any offering by their own counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated into this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2014;

(2)	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 7, 2015, January 20, 2015, January 26, 2015, February 5, 2015 (report filed at 8:25:50 a.m. EST), February 12, 2015, February 17, 2015 (two reports), February 23, 2015, February 24, 2015, February 25, 2015, February 27, 2015, March 2, 2015, March 11, 2015, March 17, 2015, March 23, 2015 (two reports), March 24, 2015, March 30, 2015, March 31, 2015 (two reports), April 1, 2015, April 2, 2015, April 14, 2015, April 23, 2015 (two reports), April 28, 2015 (two reports), April 30, 2015 (report filed at 9:32:04 a.m. EDT), May 5, 2015 (report filed at 4:50:33 p.m. EDT), May 14, 2015, May 29, 2015, June 1, 2015, June 2, 2015, June 15, 2015, June 16, 2015, June 18, 2015 (two reports), June 25, 2015, July 1, 2015 (two reports), July 8, 2015, July 28, 2015 (two reports), July 30, 2015 (reports filed at 10:42:37 a.m. and 4:10:07 p.m. EDT), July 31, 2015, August 3, 2015 (two reports), August 12, 2015, September 1, 2015, September 3, 2015, September 10, 2015 (report filed at 10:43:22 a.m. EDT), September 25, 2015, September 28, 2015 (two reports), September 29, 2015, September 30, 2015, October 1, 2015 (two reports), October 8, 2015, October 13, 2015, October 29, 2015 (report filed at 11:18:49 a.m. EDT), November 5, 2015, November 9, 2015, November 18, 2015, November 19, 2015 (two reports), November 25, 2015 and November 30, 2015.

(3)	The description of Teva’s ordinary shares, par value NIS 0.10 per share, and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Form F-4, as amended on October 14, 2008 (Registration Statement No. 333-153497).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge through our website at http://www.tevapharm.com or by contacting us at our address or telephone number set forth below. Other than the documents incorporated by reference herein as specified above, the documents and other information on our website are not incorporated by reference herein.

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 4951033 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Companies Law provides that a company may not exempt or indemnify a director or an executive officer, or enter into an insurance contract, which would provide coverage for any liability incurred as a result of any of the following: (i) a breach by the director and/or executive officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the director and/or the executive officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon a director and/or executive officer. In addition, the Companies Law provides that directors and executive officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Teva’s articles of association include provisions under which directors and executive officers of Teva are or may be insured, exempted or indemnified against liability which they may incur in their capacities as such, subject to the Companies Law. Articles 102 through 105 of Teva’s articles of association provide as follows:

102.	Subject to the provisions of applicable law, the Company shall be entitled to engage in a contract for insurance of the liability of any Officer of the Company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a duty of loyalty vis-à-vis the Company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company; including

(c1)	A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

103.	Subject to the provisions of applicable law, the Company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the Company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:

(a)

Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including

(a1)	A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(b)	Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.

(c)	Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.

104.	Subject to the provisions of applicable law, the Company shall be entitled, in advance, to exempt any Officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.

105.	Notwithstanding the foregoing, the Company shall be entitled to insure, indemnify and exempt from liability any Officer of the Company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the Company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Pursuant to indemnification and release agreements, Teva releases its directors and executive officers from liability and indemnifies them to the fullest extent permitted by law and its articles of association. Under these agreements, Teva undertakes to indemnify each director and executive officer for monetary liabilities imposed by a court judgment (including a settlement or an arbitrator’s award that were approved by a court), provided that such undertaking (i) shall be limited to matters that are connected or otherwise related to certain events or circumstances set forth therein, and (ii) shall not exceed $200 million in the aggregate per director or executive officer. Under Israeli law, indemnification is subject to other limitations, including those described above. Subject to applicable law, Teva may also indemnify its directors and officers following specific events.

Teva’s directors and executive officers are also covered by directors’ and officers’ liability insurance.

ITEM 9.	EXHIBITS

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

ITEM 10.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(a) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of any annual report of the registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Israel, on November 30, 2015.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Erez Vigodman
Erez Vigodman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers of Teva Pharmaceutical Industries Limited, a corporation organized under the laws of Israel, hereby constitutes and appoints Erez Vigodman, Eyal Desheh, Richard S. Egosi and Deborah Griffin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (i) any and all pre-effective and post-effective amendments to this registration statement on Form F-3, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments or (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Teva Pharmaceutical Industries Limited to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Yitzhak Peterburg Yitzhak Peterburg	Chairman	November 30, 2015

/s/ Erez Vigodman Erez Vigodman	President, Chief Executive Officer and Director	November 30, 2015

/s/ Eyal Desheh Eyal Desheh	Chief Financial Officer (Principal Financial Officer)	November 30, 2015

/s/ Deborah Griffin Deborah Griffin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 30, 2015

/s/ Roger Abravanel Roger Abravanel	Director	November 30, 2015

Name	Title(s)	Date

Sol J. Barer	Director	November 30, 2015

/s/ Arie Belldegrun Arie Belldegrun	Director	November 30, 2015

/s/ Rosemary A. Crane Rosemary A. Crane	Director	November 30, 2015

/s/ Amir Elstein Amir Elstein	Director	November 30, 2015

/s/ Jean-Michel Halfon Jean-Michel Halfon	Director	November 30, 2015

/s/ Gerald M. Lieberman Gerald M. Lieberman	Director	November 30, 2015

/s/ Galia Maor Galia Maor	Director	November 30, 2015

/s/ Joseph Nitzani Joseph Nitzani	Director	November 30, 2015

/s/ Ory Slonim Ory Slonim	Director	November 30, 2015

/s/ Gabrielle Sulzberger Gabrielle Sulzberger	Director	November 30, 2015

/s/ Deborah Griffin Deborah Griffin	Authorized U.S. Representative	November 30, 2015

EXHIBIT INDEX

*1.1	Underwriting Agreement relating to American Depositary Shares (representing ordinary shares) issued by Teva Pharmaceutical Industries Limited

*1.2	Underwriting Agreement relating to Mandatory Convertible Preferred Shares issued by Teva Pharmaceutical Industries Limited

2.1	Master Purchase Agreement, dated as of July 26, 2015, by and between Allergan plc and Teva Pharmaceutical Industries Limited (incorporated by reference to Exhibit 99.1 to Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer on Form 6-K filed on July 28, 2015 (Reg. No. 001-16174))

4.1	Amended and Restated Deposit Agreement, dated November 5, 2012, among Teva Pharmaceutical Industries Limited, JPMorgan Chase Bank N.A., as depository, and the holders from time to time of ADSs (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-184652))

4.2	Form of American Depositary Receipt (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-184652))

4.3	Memorandum of Association of Teva Pharmaceutical Industries Limited (incorporated by reference to Exhibit 3.1 to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-1 (Reg. No. 33-15736))

4.4	Amendment to Memorandum of Association of Teva Pharmaceutical Industries Limited, dated as of November 5, 2015 (incorporated by reference to Exhibit 99.1 to Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer on Form 6-K filed on November 5, 2015 (Reg. No. 000-16174))

4.5	Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version, except as to Exhibit A thereto, the official version of which is in English) (incorporated by reference to Exhibit 99.2 to Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer on Form 6-K filed on November 5, 2015 (Reg. No. 001-16174))

*4.6	Form of share certificate for the Mandatory Convertible Preferred Shares

5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co. (Israeli law)

5.2	Opinion of Willkie Farr & Gallagher LLP (New York law)

12.1	Statement regarding the computation of consolidated ratio of earnings to fixed charges

23.1	Consent of Kesselman & Kesselman, independent registered public accountants to Teva Pharmaceutical Industries Limited

23.2	Consent of PricewaterhouseCoopers LLP, independent accountants to Allergan plc

23.3	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in Exhibit 5.1)

23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

*	To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.